Exhibit 10.47

AMENDMENT NO. 1

TO AMENDED AND RESTATED

EMPLOYEE CONFIDENTIAL INFORMATION

AND NONCOMPETITION AGREEMENT

This Amendment No. 1 (“Amendment”) to that certain Amended and Restated Employee Confidential Information and Noncompetition Agreement dated May 4, 2007 (the “Agreement”) by and between Robert O. Carr (the “Employee”) and Heartland Payment Systems, Inc., a Delaware corporation (collectively with any and all current and future subsidiary and/or affiliate companies, the “Company”) is entered into effective May 11, 2009 by and between the Employee and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors (the “Board”) of the Company awarded the Employee certain stock options and restricted stock units (collectively, the “Awards”) in order to incentivize and retain the Employee; and

WHEREAS, a condition to the Employee’s receipt of, and in consideration for, the Awards, the Employee and the Company agreed to enter into this Amendment to extend certain of the Employee’s noncompetition and nonsolicitation covenants in the circumstances described below; and

WHEREAS, the parties now desire to amend certain terms and conditions of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to the Agreement agree as follows:

1. Section 2(a) of the Agreement shall be deleted and replaced in its entirety by the following:

“(a) In consideration of the covenants by Employee contained below, in the event of a termination of Employee’s employment by action of the Company other than for Cause or Disability, the Employee will receive severance pay, in an amount equal to the base salary that would have been paid for a period of twenty four (24) months payable in accordance with the Company’s regular payroll practices, plus medical benefits for such period; provided, however, that in the event of a Change in Control (as defined below) the Employee will receive severance pay, in an amount equal to the base salary that would have been paid for a period of twelve (12) months following the Employee’s termination after a Change in Control by action of the Company other than for Cause or Disability payable in accordance with the Company’s regular payroll practices, plus medical benefits for such period; provided further that the Employee shall not be eligible to receive such severance pay unless such termination of employment occurs after the ninetieth (90th) day of the Employee’s employment by the Company. Medical benefit continuation during such severance period shall be counted against the benefit continuation period required under COBRA.”

2. A new Section 2(f) shall be added to the Agreement as follows:

“(f) “Change in Control” shall mean the occurrence of any of the following events:

(i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to a “person” or “group” (as such terms are defined or described in Sections 3(a)(9), 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(ii) any person or group is or becomes the “Beneficial Owner” (as such term is Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any successor to all or substantially all of the assets of the Company or any entity which controls the Company), including by way of merger, consolidation or otherwise;

(iii) either a merger or consolidation of the Company with or into another person (as defined by Section 13(d) or 14(d) of the Exchange Act) if the holders of the common stock of the Company immediately prior to such transaction are not the Beneficial Owners of a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction;

(iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v) a dissolution or liquidation of the Company.”

3. Section 5(c) of the Agreement shall be deleted and replaced in its entirety by the following:

“(c) “Restricted Period” shall mean the period commencing on the date hereof and ending on the last date of the twenty fourth (24th) full calendar month following the Employee’s termination for any reason whatsoever including but not limited to involuntary termination (with or without Cause) and/or voluntary termination; provided that the Restricted Period shall be extended by any amount of time that the Employee has failed to comply with his promises contained in Section 5 of this Agreement; provided further that in the event of a Change in Control the Restricted Period shall mean the period commencing on the date hereof and ending on the last day of the twelfth (12th) full calendar month following the Employee’s termination for any reason whatsoever including but not limited to involuntary termination (with or without Cause) and/or voluntary termination following a Change in Control.”

4. Section 6(a) of the Agreement shall be deleted and replaced in its entirety by the following:

“(a) During the period commencing on the date hereof and ending on the last day of the twenty fourth (24th) full calendar month (the “Non Solicitation of Customer/Supplier Period”) following the Employee’s termination for any reason whatsoever including but not limited to involuntary termination (with or without Cause) and/or voluntary termination, Employee hereby covenants that he will not, directly or indirectly, solicit, entice or induce any Customer or Supplier (as defined below) of the Company to (i) become a Customer or Supplier of any other person or entity engaged in any business activity that competes with any business conducted by the Company at any time during the period of Employee’s employment with the Company, or any business planned by the Company at any time during the period of Employee’s employment with the Company or (ii) cease doing business with the Company, and Employee agrees that he will not assist any person or entity in taking any action described in the foregoing clauses (i) and (ii); provided, however, that in the event of a Change in Control the Non Solicitation of Customer/Supplier Period shall mean the period commencing on the date hereof and ending on the last day of the twelfth (12th) full calendar month following the Employee’s termination for any reason whatsoever including but not limited to involuntary termination (with or without Cause) and/or voluntary termination following a Change in Control. For purposes of this Section 6, (A) a “Customer” of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination or within one year prior thereto, shall be or shall have been a customer, distributor or agent of the Company or shall be or shall have been contacted by the Company for the purpose of soliciting it to become a customer, distributor or agent of the Company; and (B) a “Supplier” of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination or within one (1) year prior thereto, shall be or shall have been a supplier, vendor, manufacturer or developer for any product or service or significant component used in any product or service of the Company.”

5. Except as explicitly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

COMPANY:

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert H.B. Baldwin, Jr.
Name:	Robert H.B. Baldwin, Jr.
Title:	President and Chief Financial Officer

EMPLOYEE:

By:	/s/ Robert O. Carr
Name:	Robert O. Carr

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